EXHIBIT 99.2

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NEWS RELEASE
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[NEXTEL PARTNERS, INC. LOGO]                              NEXTEL PARTNERS, INC.
                                                          4500 Carillon Point
                                                          Kirkland, WA 98033
                                                          (425) 576-3600

                                                                       CONTACTS:
                                    INVESTORS:  ALICE KANG RYDER  (425) 576-3696
                                           MEDIA:  SUSAN JOHNSTON (425) 576-3617


                  NEXTEL PARTNERS RESPONDS TO LAWSUIT FILED BY
                NEXTEL COMMUNICATIONS IN DELAWARE CHANCERY COURT

KIRKLAND, Wash., October 10, 2005 - Nextel Partners, Inc. (NASDAQ: NXTP) today issued the following statement regarding the lawsuit filed against Nextel Partners in Delaware Chancery Court on October 7, 2005 by Nextel Communications, Inc. and its subsidiary, Nextel WIP Corp.:

          We believe that Nextel's lawsuit has no merit and is just one more attempt to rewrite an agreement that they willingly entered into seven years ago in order to pay less than they are required to pay for Nextel Partners' publicly traded shares under that agreement. This time Nextel has asked the Court to concur with Nextel's oft-repeated interpretations of fair market value under Nextel Partners' charter. We believe that Nextel's interpretations are wrong and its motives are transparent, and we look forward to presenting our case before the Court.

          Nextel Partners will continue to take all actions necessary to protect the Company and its shareholders as we move through the put process. We also intend to hold Sprint Nextel fully responsible for any damage that its breaches and inappropriate actions may cause Nextel Partners or its shareholders.

In addition to asking the Court to concur with Nextel's previously disclosed interpretations of the definition of fair market value, Nextel's lawsuit also seeks to prohibit Nextel Partners from disclosing to its public shareholders, as required by Nextel Partners' charter, the valuation reports of the first two appraisers to be appointed under Nextel Partners' put process. The suit also seeks to require Nextel Partners to provide Nextel and its appraiser with certain financial information.

Nextel Partners indicated that it will ask the Court to hear the case on an expedited basis to facilitate the timely execution of the put process. As previously announced, Nextel Partners' shareholders will vote on whether to exercise their put right to sell Nextel Partners to Nextel at the upcoming special meeting on October 24, 2005. If Nextel Partners' shareholders elect to exercise the put, each company must select an appraiser within 20 days. The charter requires the appraisal process to be completed no later than 110 days after the shareholder vote and Nextel Partners does not anticipate any delay in this process.

                                    - more -


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"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995
A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments, including without limitation, matters related to Nextel Partners' future financial and operating results. The words "believe," "expect," "intend," "estimate," "assume" and "anticipate," variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel Partners' actual future experience involving any one or more of such matters and subject areas. Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, competitive conditions, customer acceptance of our services, access to sufficient capital to meet operating and financing needs and those additional factors that are described from time to time in Nextel Partners' reports filed with the SEC, including Nextel Partners' annual report on Form 10-K for the year ended December 31, 2004 and its quarterly filings on Form 10-Q. This press release speaks only as of its date, and Nextel Partners disclaims any duty to update the information herein.

ABOUT NEXTEL PARTNERS
Nextel Partners, Inc., (NASDAQ: NXTP), a FORTUNE 1000 company based in Kirkland, Wash., has exclusive rights to offer the same fully integrated, digital wireless communications services offered by Nextel Communications (Nextel) in mid-sized and rural markets in 31 states where approximately 54 million people reside. Nextel Partners and Nextel together offer the largest guaranteed all-digital wireless network in the country serving 297 of the top 300 U.S. markets. To learn more about Nextel Partners, visit WWW.NEXTELPARTNERS.COM.

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